EXHIBIT 10.3

SUMMARY SHEET OF EXECUTIVE CASH COMPENSATION

On March 31, 2005, the Compensation Committee of the Board of Directors (the “Committee”) of Leggett & Platt, Incorporated reviewed executive officer compensation and approved base salary increases for the following Named Executive Officers (“NEOs”) effective April 3, 2005. The Committee made no changes to incentive, equity, or other components of NEO compensation. This information is intended to update executive compensation amounts provided in Exhibit 10.10 to the Company’s Form 10-K filed February 28, 2005, and has previously been disclosed under Item 1.01 of Form 8-K filed April 5, 2005. Robert A. Jefferies, Jr. retired from the Company May 4, 2005 and therefore is not included in the below table.

Executive	Previous Base Salary	New Base Salary		% Increase
Felix E. Wright Chairman of the Board and Chief Executive Officer	$816,000	$842,520	[1]	3.25%
David S. Haffner President and Chief Operating Officer	$652,800	$716,140	[2]	9.70%
Karl G. Glassman Executive Vice President and President – Residential Furnishings	$489,600	$572,915	[2]	17.02%
Jack D. Crusa Senior Vice President – Specialized Products	$250,000	$260,000		4.00%

[1]	Under the terms of his employment agreement, Mr. Wright’s annual percentage increase must be at least equal to the percentage increases over the previous year (to the extent not attributable to additional responsibilities) of the aggregate salaries of the five highest-paid executives other than himself. Mr. Wright waived this right.

[2]	Increases for David Haffner and Karl Glassman reflect further completion of planned management transition.

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